Exhibit 99.1
CONTACTS:

Genna Rosenberg JAKKS Pacific, Inc. (310) 455-6235	John F. Mills Integrated Corporate Relations (310) 395-2215
JAKKS Pacific® Announces
agreement to Acquire Creative Designs International
JAKKS™ To Add Leading Girls’ Dress-Up / Role Play Lines to Existing Toy Portfolio
MALIBU, Calif. — January 18, 2006 — JAKKS Pacific, Inc. (Nasdaq: JAKK) today announced that it has signed a definitive agreement to acquire substantially all of the assets and liabilities of Creative Designs International Ltd., a twenty-six year-old, privately-held toy company based in Feasterville, PA, and a related Hong Kong company. Creative Designs International is the leading manufacturer of girls’ dress-up and role-play toys, including dress-up outfits, tea sets, pretend kitchens and vanities. Creative Designs International holds licenses from well-known brands, including licenses from Disney for its classic characters, princesses and fairies.
The parties expect to complete the transaction in the first quarter of 2006. Consideration for the acquisition is anticipated to be approximately $116.5 million, consisting of $93.3 million in cash, 150,000 shares of JAKKS common stock at a value of approximately $3.2 million and an earn-out of up to an aggregate amount of $20.0 million through 2008, based on the achievement of certain financial performance criteria. For calendar year 2004, Creative Designs International reported approximately $142.8 million in revenue and approximately $28.4 million in pre-tax earnings.
“We could not be more thrilled to add the CDI product line into the JAKKS product portfolio”, commented Stephen Berman, president and COO, JAKKS Pacific. “The traditional play patterns of this evergreen category are an excellent complement to our existing toy line. We expect to be able to benefit from operating efficiencies through the acquisition and expand the CDI product line reach through JAKKS’ expansive distribution base.”
Geoffrey Greenberg, president of Creative Designs International said: “JAKKS Pacific provides us with a base and solid infrastructure that will help us grow our business in a way that would not have been possible on our own. Our family has worked hard to build CDI and we’re thrilled to bring our products under the JAKKS Pacific umbrella.”
The transaction is subject to customary closing conditions, including compliance with the Hart-Scott-Rodino review period.
About JAKKS Pacific, Inc.
JAKKS Pacific, Inc. is a multi-brand company that designs and markets a broad range of toys and consumer products. The product categories include: Action Figures, Art Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Construction Toys, Electronics, Dolls and Pet Toys and Accessories. The products are sold under various brand names including JAKKS Pacific®, Play Along®, Flying Colors®, Road Champs®, Child Guidance®, Pentech®, Trendmasters®, Toymax®, Funnoodle®, Go Fly a Kite®, Color Workshop®, JPI™ and Plug It In & Play TV Games™. JAKKS and THQ are the members of THQ/JAKKS Pacific LLC, which publishes and markets WWE wrestling video games. For further information, visit www.jakkspacific.com or www.tvgames.com.
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This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific’s business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above ,changes in demand for JAKKS’ products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.